As filed with the Securities and Exchange Commission on June 25, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

B1, Business Park Terre Bonne, Route de Crassier 13, 1262 Eysins, Switzerland 011-41-22-716-9800	Not applicable
(Address of principal executive offices)	(Zip Code)

Quotient Limited

2014 Stock Incentive Plan

As adopted on March 31, 2014,

amended and restated on October 28, 2016 and

further amended and restated on October 31, 2018

(Full title of the Plan)

Jeremy Stackawitz

Quotient Biodiagnostics, Inc.

301 South State Street, Suite S-204

Newtown, Pennsylvania 18940

(215) 497-7006

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Per B. Chilstrom, Esq.

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

(212) 878-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary Shares of nil par value per share	200,000 (3)	$8.24	$1,648,000.00	$213.91

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares that become issuable under the Quotient Limited 2014 Stock Incentive Plan, as adopted on March 31, 2014, amended and restated on October 28, 2016 and further amended and restated on October 31, 2018 (the “Second Amended and Restated 2014 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding ordinary shares.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per ordinary share and the aggregate offering price is based upon the average of the high and low prices of the ordinary shares, as reported on the Nasdaq Global Market on June 24, 2020.

(3)

Represents ordinary shares that were automatically added to the number of shares authorized for issuance under the Second Amended and Restated 2014 Plan pursuant to an “evergreen” provision, which allows for an annual increase in the number of ordinary shares authorized for issuance thereunder. See “Explanatory Note” for additional information.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SHARES

Quotient Limited (the “Company”) has registered an aggregate of 3,770,205 ordinary shares for issuance under the Quotient Limited 2014 Stock Incentive Plan, as adopted on March 31, 2014, amended and restated on October 28, 2016 and further amended and restated on October 31, 2018 (the “Second Amended and Restated 2014 Plan”), pursuant to Registration Statements on Form S-8 (Nos. 333-195507, 333-214483, 333-218462, 333-225553, 333-228330 and 333-232016) filed with the Securities and Exchange Commission (the “SEC”) on April 25, 2014, November 7, 2016, June 2, 2017, June 11, 2018, November 9, 2018 and June 7, 2019, respectively (the “Prior Registration Statements”).

Pursuant to an “evergreen” provision contained in the Second Amended and Restated 2014 Plan, on April 1 of each year through 2023, the number of shares authorized for issuance under the Second Amended and Restated 2014 Plan automatically increases by an amount equal to the lesser of 1% of the total number of the Company’s ordinary shares outstanding on March 31 of the preceding year, 200,000 ordinary shares or such smaller amount as determined by the Board of Directors of the Company. Pursuant to this provision, on April 1, 2020, 200,000 additional ordinary shares became authorized for issuance under the Second Amended and Restated 2014 Plan.

The Company is filing this Registration Statement on Form S-8 to register 200,000 ordinary shares that were automatically added to the number of shares authorized for issuance under the Second Amended and Restated 2014 Plan pursuant to the “evergreen” provision contained in the Second Amended and Restated 2014 Plan. Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Prior Registration Statements, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the registrant with the SEC are hereby incorporated by reference herein, and shall be deemed to be a part of, this Registration Statement:

•

The description of the ordinary shares contained in Amendment No. 3 to the Registration Statement on Form 8-A/A (File No. 001-36415), filed with the SEC on October 30, 2015 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendments or reports filed for the purpose of updating such description;

•	The Annual Report on Form 10-K for the fiscal year ended March 31, 2020 filed with the SEC on June 12, 2020 pursuant to Section 13 of the Exchange Act; and

•

The Definitive Proxy Statement on Schedule 14A filed with the SEC on July 26, 2019 pursuant to Section 14(a) of the Exchange Act (but only with respect to information required by Part III of our Annual Report on Form 10-K for the year ended March 31, 2019).

In addition, all documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents; except as to any portion of any future annual, quarterly or current report or other document that is deemed furnished and not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

Exhibit number	Exhibit description

4.1*	Quotient Limited 2014 Stock Incentive Plan, as adopted on March 31, 2014, amended and restated on October 28, 2016 and further amended and restated on October 31, 2018 (incorporated by reference to Exhibit A to Amendment No. 1 to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on August 31, 2018).

5.1	Opinion of Carey Olsen

23.1	Consent of Ernst & Young LLP

23.2	Consent of Carey Olsen (contained in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).

*	Filed previously.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Eysins, Switzerland on June 25, 2020.

Quotient Limited

By:	/s/ Franz Walt
Name:	Franz Walt
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Franz Walt, Peter Buhler and Ernest Larnach and each of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Franz Walt	Chief Executive Officer and Director (Principal Executive Officer)	June 25, 2020
Franz Walt

/s/ Peter Buhler	Chief Financial Officer (Principal Financial Officer)	June 25, 2020
Peter Buhler

/s/ Ernest Larnach	Head of Financial Accounting and Treasury (Principal Accounting Officer)	June 25, 2020
Ernest Larnach

/s/ Thomas Bologna	Director	June 25, 2020
Thomas Bologna

/s/ Frederick Hallsworth	Director	June 25, 2020
Frederick Hallsworth

/s/ Brian McDonough	Director	June 25, 2020
Brian McDonough

/s/ Sarah O’Connor	Director	June 25, 2020
Sarah O’Connor

/s/ Zubeen Shroff	Director	June 25, 2020
Zubeen Shroff

/s/ Heino von Prondzynski	Director	June 25, 2020
Heino von Prondzynski

/s/ John Wilkerson	Director	June 25, 2020
John Wilkerson

/s/ Jeremy Stackawitz	Authorized Representative in the United States	June 25, 2020
Jeremy Stackawitz